Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Eric R. Marchetto,
Executive Vice President and Chief Commercial Officer
TrinityRail
February 22, 2018
Thank you, Bill, good morning! It’s a pleasure to join this morning’s call to discuss the performance highlights and market commentary for the Rail and Leasing businesses.
TrinityRail’s overall performance continued to reflect the scale and strength of the integrated business model for railcar leasing, manufacturing, and services, and its culture of operational and financial flexibility. The financial performance of the Rail and Leasing groups was in line with our expectations during the fourth quarter, resulting in full year 2017 performance that exceeded our initial expectations heading into the year. Our team responded to competitive market conditions and increasing production volumes, while controlling costs and servicing our customers’ railcar needs. We are closely monitoring market conditions, and are well positioned to respond to improvements in market demand.
During 2017, Leasing and Management Services’ revenue and profit from operations increased slightly year-over-year, after adjusting for a cancellation fee received in the fourth quarter. The increases were primarily due to growth in the wholly-owned lease fleet and asset management fees, partially offset by lower overall lease rates. Our team did a good job maintaining high lease fleet utilization while growing our owned and managed fleet year-over-year.
Lease fleet utilization of 96.8% and an average remaining lease term of 3.4 years at the end of the fourth quarter remain at healthy levels, reflecting the significant effort of our team. Lease fleet utilization fluctuates from quarter to quarter. Expirations within the lease fleet for 2018 are in a manageable range, and the percentage of leased railcars coming up for renewal is consistent with prior years. Lease renewal terms and rates have improved from recent levels. However, in certain markets current lease rates remain below those of expiring leases placing pressure on our 2018 revenue expectations.
Our total owned and managed lease fleet now stands at approximately 114,000 railcars, representing approximately 10% growth year over year and in my opinion placing TrinityRail in the top tier of railcar leasing companies. TrinityRail’s scale and operating flexibility provides a highly valuable platform for originating railcar leases and driving cost effective growth. At year end, our current backlog included nearly 10,000 railcars to be delivered to the lease fleet in the next few years.
Lease fleet maintenance continues to be an area of strategic emphasis for TrinityRail. We plan to expand our service capabilities and geographic footprint while remaining focused on controlling costs for our lease fleet and the fleets of key customers. In 2018, we expect quarterly maintenance and compliance expense to run at similar levels to the fourth quarter of 2017.
The Rail Group executed upon a challenging delivery schedule during the fourth quarter, ramping up deliveries by nearly 40% from the previous quarter to meet the needs of customers. As expected, operating profit and margin sequentially improved due to higher volumes and strong pricing on delivered railcars that were priced in a period of peak demand. As we move into 2018, our production run rate is expected to step down from the accelerated pace of the fourth quarter. We expect to deliver approximately 20,500 railcars in 2018, of which over 70% were sold and included in the backlog at year end. Based on our production capacity we have the ability to increase our annual deliveries with incremental orders. Most of these deliveries in the 2018 plan reflect the pricing environment of a weaker railcar market.

During the fourth quarter, the Rail Group received orders for 3,180 railcars, which brings our order total for the year to 12,900 railcars. Approximately 55% of the orders received during the fourth quarter are scheduled to be delivered to our lease fleet and are fully supported by lease commitments from third parties.
In the first quarter thus far, we are pleased with the level of commercial activities for railcar equipment. TrinityRail’s commercial activities include: Leasing and selling new railcars, renewing leases, assignment of idled railcars to new leases and selling railcars on lease to institutional buyers. In addition, we provide service offerings related to the use of railcars. We are seeing a pickup in both inquiries and orders related to modifications of tank cars in flammable service.
We remain encouraged by stabilizing industry fundamentals, continued demand in select growth markets, and improved forecasts for industrial production. We are seeing signs of improvement in various markets that have been soft in recent years, which is helping to stabilize lease rate pricing in those markets. In addition, we are encouraged by the recent passage of the tax reform bill. As our customers experience economic and industrial growth from the resulting tax legislation and consumer stimulus, we expect North American industrial activity to improve, leading to increased need for railcar equipment. We stand ready to respond to changes in market demand.
In closing, TrinityRail continues to demonstrate the effectiveness of its integrated leasing, manufacturing, and services business model. The combined strength and capabilities of our operating platforms differentiate the scale, quality, and responsiveness, in which TrinityRail serves our customers. We are well-positioned to build upon the success of the integrated model and generate further growth of our market leading platform.
I will now turn it over to James for his remarks.